POWER OF ATTORNEY
          The undersigned trustee of Invesco Municipal Income Opportunities Trust, a Massachusetts business trust (the “Registrant”), hereby appoints PHILIP A. TAYLOR and JOHN M. ZERR (with full power to each of them to act alone) his/her attorney-in-fact and agent, in all capacities, to execute, deliver and file in the names of the undersigned, any and all instruments that said attorneys and agents may deem necessary or advisable to enable the Registrant to comply with or register any security issued by the Registrant under the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations thereunder, with respect to the Registrant’s Registration Statement on Form N-14 with respect to the proposed reorganization of Invesco Municipal Income Opportunities Trust II and Invesco Municipal Income Opportunities Trust III with and into the Registrant, including any and all pre- and post-effective amendments thereto, any other document to be filed with the U.S. Securities and Exchange Commission and any and all documents required to be filed with respect thereto with any other regulatory authority. The undersigned grants to each of said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he/she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.
          This Power of Attorney may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be a single document.
CAUTION TO THE PRINCIPAL:
Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.
When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the Agent” at the end of this document describes your agent’s responsibilities.
Your agent can act on your behalf only after signing the Power of Attorney before a notary public.
You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.
You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this.
The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.
If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.
          The undersigned trustee hereby executes this Power of Attorney as of the 30th day of November, 2011.

/S/ Carl Frischling
Carl Frischling